EXHIBIT 3.8

                           CORPORATE STRATEGIES, INC.

                        WRITTEN CONSENT OF SOLE DIRECTOR

                            IN LIEU OF ANNUAL MEETING

                                 MARCH 31, 2004

      Pursuant to the provisions of Section 141(f) of the Delaware General Corporation Law, the undersigned, being the sole member of the Board of Directors of CORPORATE STRATEGIES, INC., a Delaware corporation (the "Corporation"), does hereby consent to the following resolutions taken in lieu of the annual meeting of the Board of Directors of the Corporation, the call and notice of which meeting are hereby expressly waived:

AMENDMENT TO BYLAWS OF CORPORATION,

      WHEREAS, the sole Director deems it to be in the best interests of the Corporation to amend the Bylaws of the Corporation regarding officers of the Corporation;

      NOW, THEREFORE, BE IT RESOLVED, that Article IV of the Bylaws of the Corporation be amended by deleting Article IV in its entirety and inserting the following:

                                   "Article IV

      "4.1 Number, Titles and Term of Office. The officers of the Corporation shall consist of a president and a secretary, and such other officers as the Board of Directors may from time to time elect or appoint, including, without limitation, a chairman, vice chairman, chief executive officer, treasurer, one or more vice presidents and assistant treasurers and secretaries. Each officer shall hold office until his successor shall have been duly elected by the Board of Directors and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. One person may hold more than one office. None of the officers need be a director. Except as may be explicitly provided for in these Bylaws, each duly elected or appointed officer of the Corporation shall have such powers and duties as may from time to time be prescribed by duly adopted resolution of the Board of Directors.

      4.2 Vacancies. Whenever any vacancies shall occur in any office by death, resignation, increase in the number of officers of the Corporation, or otherwise, the same shall be filled by the Board of Directors, and the officer so elected shall, unless otherwise removed by the Board of Directors, hold office until his successor is chosen and qualified.

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      4.3  Removal.  Any officer or agent  elected or  appointed by the Board of
Directors may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed Election or appointment of an officer or agent shall not of itself create contract rights.

      4.4 Chairman. The Chairman, if one is elected, shall preside, when present, at all meetings of the shareholders and of the Board of Directors. The Chairman shall have such other powers and shall perform such other duties as the Board of Directors may from time to time designate.

      4.5 Vice Chairman. Any Vice Chairman, if there shall be such an officer, may perform the usual and customary duties that pertain to such office (but no unusual or extraordinary duties or powers conferred by the Board of Directors upon the Chairman) and, under the direction and subject to the control of the Board of Directors, such other duties as may be assigned to him or her.

      4.6 Chief Executive Officer. The president shall, subject to the Board of Directors, have general executive charge, management and control of the properties and operations of the corporation in the ordinary course of its business with all such powers with respect to such responsibilities including the powers of a general manager; the president shall preside at all meetings of the Board of Directors and stockholders if there is no chairman of the board or the chairman of the board is absent or disabled from acting; the president shall be ex-officio a member of all standing committees; subject to approval by the Board of Directors, the president may agree upon and execute all division and transfer orders, bonds, contracts and other obligations in the name of the corporation; the president may sign all certificates for shares of capital stock of the corporation; and the president shall see that all orders and resolutions of the Board of Directors are carried into effect. The president shall have such other powers and duties as may from time to time be prescribed by duly adopted resolution of the Board of Directors.

      4.7 President. The chief executive officer, if one is elected, shall preside at all meetings of the Board of Directors and shareholders if there is no chairman of the board or vice chairman, and shall have such other powers and duties as may from time to time be prescribed by duly adopted resolution of the Board of Directors.

      4.8 Vice Presidents. Each vice president shall have such powers and duties as may from time to time be prescribed by duly adopted resolution of the Board of Directors or by the president. The vice presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, if the president is absent or disabled from acting, have the authority, exercise the powers and perform the duties of the president during the president's absence or inability to act.

      4.9 Chief Financial Officer and/or Treasurer. If the Board of Directors determines to elect both a chief financial officer and a treasurer, both offices shall be held by the same person. The chief financial officer, if one is elected, and/or the treasurer, if one is elected, shall have custody of all the funds and securities of the corporation which come into his hands. When necessary or proper, he may, on behalf of the corporation, endorse for collection checks, notes and other obligations, and shall deposit the same to the credit of the corporation in such bank or banks or depositories as shall be designated in the manner prescribed by the Board of Directors; and he may sign all receipts and vouchers for payments made to the corporation, either alone or jointly with such other office as is designated by the Board of Directors. Whenever required by the Board of Directors, he shall render a statement of his cash account; he shall enter or cause to be entered regularly in the books of the corporation to be kept by him for that purpose full and accurate accounts of all moneys received and paid out on account of the corporation; he shall perform all acts incident to the position of treasurer subject to the control of the Board of Directors, and he shall, if required by the Board of Directors, give such bond for the faithful discharge of his duties in such form as the Board of Directors may require. The chief financial officer and/or the treasurer shall have such other powers and duties as may from time to time be prescribed by duly adopted resolution of the Board of Directors or by the president.

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      4.10 Secretary.  It shall be the duty of the Secretary to send any and all required notices of and to attend all meetings of the shareholders and Board of Directors and record correctly the proceedings of such meetings in a book suitable for that purpose. It shall also be the duty of the Secretary to attest with his or her signature and the seal of the Corporation all stock certificates issued by the Corporation and to keep a stock transfer book in which shall be correctly recorded all transactions pertaining to the capital stock of the Corporation. The Secretary shall attest and keep at the registered office of the Corporation the original or a copy of these Bylaws, as they may be amended, and the original of the Articles of Incorporation, as they may be amended. The Secretary shall also attest with his or her signature and the seal of the Corporation all deeds, conveyances or other instruments requiring the seal of the Corporation. The person holding the office of Secretary shall also perform, under the direction and subject to the control of the Board of Directors, such other duties as may be assigned to him or her. The duties of the Secretary may also be performed by any Assistant Secretary.

      4.11 Treasurer. The Treasurer, if there shall be such an officer, shall keep such moneys of the Corporation as may be entrusted to his or her keeping and account for the same. The Treasurer shall be prepared at all times to give information as to the condition of the Corporation and shall make a detailed annual report of the entire business and financial condition of the Corporation. The person holding the office of Treasurer shall also perform, under the direction and subject to the control of the Board of Directors, such other duties as may be assigned to him or her. The duties of the Treasurer may also be performed by any Assistant Treasurer.

      4.12 Delegation of Authority. In the case of any absence of any officer of the Corporation or for any other reason that the Board may deem sufficient, the Board of Directors may delegate some or all of the powers or duties of such officer to any other officer or to any director, employee, shareholder or agent for whatever period of time seems desirable, providing that a majority of the entire Board concurs therein. "

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      EXECUTED  on the date set forth  below,  to be  effective  to the  maximum extent allowed by law as of March 31, 2004.

                                            SOLE DIRECTOR:

Date: ____________, 2004                    ------------------------------------
                                            TIMOTHY J .CONNOLLY

                                 Signature Page
                                       To
                        Written Consent of Sole Director
                            In Lieu of Annual Meeting
                          (Corporate Strategies, Inc.)